Exhibit 10.8

September 16, 2025

Rachael G. Lester

[***]

Dear Rachael,

On behalf of Cytomx Therapeutics (“CytomX” or the “Company”), I am pleased to offer you an exempt position of Senior Vice President, Chief Business Officer, reporting directly to me.

Total Rewards: Compensation

Your salary will be paid at the rate of $17,115.39 biweekly ($445,000.00 annualized) less payroll deductions and all required withholdings. You will be eligible to receive CytomX’s complete package of benefits and discretionary bonus program that is made available to all of the Company’s full-time employees. Details about these benefit plans will be made available for your review. The Company may modify compensation and benefits from time to time and in its sole discretion as it deems necessary and consistent with applicable law.

Total Rewards: Target Bonus

You will be eligible to receive a pro-rated target discretionary annual bonus of up to 40.0% of your base salary, based on the Company’s performance and your individual performance, subject to CytomX’s policy for paying annual bonuses set forth in CytomX’s Employee Handbook, as may be amended from time to time. Employees who [***] are not eligible for [***]. Whether the Company awards bonuses for any given year, the allocation of the bonuses for Company and individual performance, and the amounts of such bonuses, if awarded, will be in the sole discretion of the Company as determined by its Board of Directors (the “Board”) in its sole discretion. If the Board approves payment of bonuses for any given year, the bonus amounts generally will be determined and paid within the first calendar quarter of the following year based on the prior year’s performance. To incentivize you to remain employed with the Company, you must be employed on the date any bonus is paid in order to earn the bonus. If your employment terminates for any reason prior to the payment of the bonus, then you will not have earned the bonus and will not receive any portion of it.

Total Rewards: Equity

Subject to approval by the Board, you will be granted an option to purchase 650,000 shares of the Company’s common stock, pursuant to terms and conditions that will be provided to you under a stock option agreement. The grant agreement will include a four (4) year vesting schedule, such that 25% of the shares will vest on the first anniversary of the commencement of your employment, with the balance vesting in equal monthly installments over the subsequent thirty-six (36) months, until either your option shares are fully vested or your employment ends, whichever occurs first.

Total Rewards: Additional Benefits

In addition to your compensation package, you will receive the following:

Sign-On Bonus: Payable upon your first paycheck you will receive a one-time sign-on bonus payment of $120,000, less required taxes and withholdings. You are required to repay this amount to the Company per the following terms if you terminate your employment with the Company for any reason, or are terminated for cause, within [***] of your employment:

[***]

You authorize the Company to deduct such amounts from any wages, vacation pay, expense reimbursements or other compensation due to you upon termination of employment, subject to the requirements of applicable law. You agree to repay to the Company any remaining amounts owed by you that are not satisfied by such deductions within [***] following your employment termination date.

Worksite Designation

The Company has adopted a Work From Home Policy (“WFH Policy”) to provide flexibility for employees where consistent with the needs of the Company, which allows for remote, partial remote or onsite work designations. You have been designated by management as a “Partial Remote” employee, meaning that your job requires some of your activities to be performed on CytomX premises and allows some of your activities to be performed from your home location in Burlingame, CA. Your designation is subject to change at any time for any reason by management as more fully set forth in our WFH Policy. Notwithstanding any designation, the WFH Policy also states that you may be required to come on Company premises for meetings, projects, work assignments or other work-related activities designated by the Company. Further, Partial Remote employees may not change their primary work location without prior written authorization from management in accordance with the WFH Policy.

Confidentiality

As a CytomX employee, you will be expected to abide by Company rules and regulations and sign and comply with the Company’s Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of company proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Arbitration

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that such dispute shall be resolved by final and binding arbitration in San Francisco, California conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect, a copy of which can be obtained from Human Resources, or found on the JAMS website at https://www.jamsadr.com/rules-employment-arbitration/english. The arbitrator shall authorize both parties to engage in reasonable discovery necessary to obtain evidence in support of the claims and defenses of the parties, and to apply applicable law to determine issues of liability and damages regarding all Claims to be arbitrated. The arbitrator is authorized to award any remedy or relief that would have been available to the Parties had the matter been heard in court, in accordance with the law applicable to such claims. The decision of the arbitrator shall be in writing and shall provide the reasons for the arbitrator's award. The decision of the arbitrator shall be final and binding on the parties, and judgment thereon may be entered in a court of competent jurisdiction. The parties acknowledge and agree that they are each waiving their rights to a jury trial in favor of having their disputes resolved by final and binding arbitration, to the extent permitted by applicable law. The disputes that the parties agree to submit to final and binding arbitration include but are not limited to any statutory claims under any state or federal law, as well as any common law claims of harassment, discrimination, wrongful termination, retaliation, fraud, negligent misrepresentation, breach of contract and any statutory or common law claims for unpaid wages, wage and hour claims, commissions, overtime, bonus or other compensation as permitted by applicable law. Your further waive the ability to file or participate in class action or collective claims against the Company, and agree to pursue all claims individually in arbitration. Notwithstanding anything to contrary herein, either party may seek a temporary restraining order, preliminary injunction or other provisional injunctive or declaratory relief in any court of competent jurisdiction at any time to ensure that the relief sought in arbitration is not rendered ineffectual by any interim harm. The Company will pay all administrative fees unique to the arbitration service, including the arbitrator’s fees, but each party is solely responsible for its own attorneys’ fees, costs and expert fees; provided, however, that the arbitrator shall have authority to make statutory fee awards in favor of a prevailing party and consistent with applicable law.

Acknowledgements

By signing below, you agree that your employment with CytomX is “at will,” which means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying CytomX, and likewise, CytomX may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer. The Company reserves the right, in its sole discretion, to adjust salaries, incentive compensation, stock plans, employee benefits, job titles, locations, duties, responsibilities and reporting relationships.

This letter, together with the Proprietary Information and Inventions Agreement and Company policies, forms the complete and exclusive statement of your employment terms with CytomX. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your agreement terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States of America.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your employment offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check.

Please sign and date this letter and return it to the Company by [***], if you wish to accept employment at CytomX under the terms described above, including the arbitration agreement above.

We welcome you to the CytomX team and look forward to your contribution to the Company’s success.

Sincerely,

/s/Sean McCarthy

Sean McCarthy, D. Phil

Chief Executive Officer and Chairman

Accepted:

/s/ Rachael Lester

_______________________ October 20, 2025

Rachael G. Lester Start Date (Mondays)

9/21/2025 /s/Lindsay Yamamoto

_______________________ _______________________

Signature Date HR Review